Exhibit 99.1

Exhibit 99.1

Media Contact	Investor Contact
Clark Finley 203-578-2287	Terry Mangan 203-578-2318
cfinley@websterbank.com	tmangan@websterbank.com
WEBSTER REPORTS 2006 THIRD QUARTER EARNINGS;
ANNOUNCES PORTFOLIO REPOSITIONING
•	Net income of $40.8 million ($.77 per share) before available for sale portfolio repositioning

•	Available for sale portfolio repositioning charge of $31.8 million or $.60 per share

•	Net income of $9.0 million or $.17 per share for the quarter
WATERBURY, Conn., October 17, 2006 – Webster Financial Corporation (NYSE: WBS), the holding company for Webster Bank, N.A., today announced net income of $9.0 million in the third quarter, reflecting a $31.8 million charge from an available for sale securities portfolio repositioning. Net income per diluted share before this charge was $.77 and is $.17 inclusive of this charge.
Following an evaluation of its available for sale securities portfolio in light of changing market conditions and other factors, management has determined to sell all of its mortgage-backed securities classified as available for sale (approximately $1.9 billion as of September 30, 2006).
Approximately $1.25 billion of proceeds from the sale of securities will be used to pay off wholesale funding (short term borrowings), and the remaining $650 million of proceeds is expected to be used to purchase different securities to extend duration and improve the overall portfolio yield.

The repositioning of Webster’s securities portfolio is expected to improve Webster’s tangible capital ratio as a result of the net reduction in total assets. Webster expects that net interest income will improve relative to current estimates by approximately $15 million in 2007 and that the net interest margin will improve as a result of an improved yield on the portfolio and the reduction in high-cost, short-term borrowings.
At September 30, 2006, the available for sale mortgage-backed securities portfolio had net unrealized losses of $48.9 million ($31.8 million after tax or $.60 per common share), which will be recognized as part of the third quarter results of operations. At current market levels, the sale of these securities is estimated to result in an additional aggregate pretax loss of approximately $6.0 million, which will be recognized in the fourth quarter.
The third quarter loss on the write-down of available for sale securities to fair value was previously reflected as net unrealized securities losses within “accumulated other comprehensive loss” in the shareholders’ equity section of Webster’s Consolidated Balance Sheet. Accordingly, total shareholders’ equity will not change as a result of the third quarter charge.
Management focused on several key factors in making its determination regarding the securities portfolio, including overall interest rate risk as well as the future earnings and capital position of the Bank. As part of this process, management identified the securities where there is no longer the intent to hold to recovery. Driving the determination to sell the affected securities is Webster’s belief that a significant portion of the securities will likely continue to yield less than the cost of short-term borrowings.
“The actions we are taking with our securities portfolio are a major step toward the completion of our balance sheet transformation to a full-service commercial bank and are entirely consistent with our stated operating principles” stated Webster Chairman and Chief Executive Officer James C. Smith. “Our focus is on completing this transformation swiftly to position ourselves to become New England’s bank.”

Excluding the impact of this portfolio repositioning, results for the quarter and the first nine months of 2006 reflect net interest margin compression resulting from the continued consumer preference for higher yielding MMDA and certificates of deposit and the impact of the inverted yield curve on net interest income. The net interest margin in the third quarter includes the benefit of the payment of the equivalent of two dividends from the Federal Home Loan Bank of Boston (FHLB Boston) during the quarter, as a result of its change in the timing of dividends.
Commercial loans, including commercial real estate loans, were $5.1 billion at September 30, 2006, up 11 percent from a year ago. Commercial and industrial loans were $3.3 billion, up 13 percent, and commercial real estate loans were $1.8 billion, up 6 percent. Consumer loans, primarily home equity loans and lines, increased 11 percent to $3.0 billion compared to $2.7 billion a year ago. Commercial and consumer loans grew at a combined rate of 11 percent from a year ago while residential loans, which totaled $4.8 billion, grew by 1 percent as most mortgage originations are sold into the secondary market. Commercial and consumer loans now represent 63 percent of total loans compared to 61 percent a year ago.
“We are pleased with the consistent growth and contribution we see from our commercial and retail lines of business. We have significant positive momentum in core franchise growth as we pursue our vision to be New England’s bank,” stated Mr. Smith. “Webster is fundamentally stronger than ever.”
Revenues
Total revenues, which consist of net interest income plus total noninterest income, were $178.2 million in the third quarter apart from the securities portfolio repositioning charge compared to $183.9 million in the second quarter and $185.6 million a year ago. Net interest income was $122.4 million in the third quarter compared to $126.8 million in the second quarter and $129.6 million in the year-ago period. Continued strong growth in higher yielding commercial and consumer loans was more than offset by an increase in the cost of deposits and borrowings and reduced contributions from the residential mortgage and securities portfolios.

Webster’s net interest margin (annualized tax-equivalent net interest income as a percentage of average earning assets) was 3.01 percent compared to 3.13 percent in the second quarter and 3.26 percent in the third quarter of 2005. The net interest margin decline compared to a year ago primarily reflects loan and securities portfolio yields increasing 84 basis points and 38 basis points, respectively, compared to increases of 100 basis points in the cost of deposits and 147 basis points in the cost of borrowings.
Total noninterest income was $55.7 million in the third quarter apart from the securities portfolio repositioning charge compared to $57.1 million in the prior quarter and $56.0 million a year ago. Deposit service fees totaled $25.3 million compared to $24.2 million in the second quarter and $22.2 million a year ago. Wealth management fees totaled $6.7 million compared to $6.9 million in the second quarter and $5.6 million a year ago. Insurance revenue was $9.8 million in the quarter compared to $10.0 million in the second quarter and $11.0 million a year ago. Gains on the sale of loans were ($0.2) million as a result of a lower of cost or market adjustment compared to $2.5 million in the second quarter and $3.7 million a year ago. A portion of the decline in gain on the sale of loans was offset by higher gains on the sale of securities, which totaled $2.3 million compared to $0.7 million in the second quarter and $1.1 million a year ago.
The provision for credit losses was $3.0 million in the third quarter, same as in the second quarter, and $2.0 million in the third quarter of 2005. Net loan charge-offs were $3.1 million compared to $2.5 million in the second quarter and $1.8 million a year ago. The annualized net loan charge-off ratio was 0.10 percent of average loans compared to 0.08 in the second quarter and 0.06 percent a year ago.
Expenses
Total noninterest expenses were $115.9 million in the third quarter compared to $117.3 million in the second quarter and $114.9 million a year ago. Expenses were flat to a year ago excluding $0.9 million of non-recurring acquisition costs from the recently completed NewMil Bancorp acquisition. An additional $2.4 million of NewMil acquisition costs are expected to be incurred in the fourth quarter, consistent with our earlier estimates. Increases over the past year in compensation and benefits, furniture and equipment, occupancy, marketing and professional services were offset by declines in IT conversion and infrastructure costs, intangible amortization and other expenses.

NewMil Acquisition
As previously announced, Webster closed its acquisition of NewMil Bancorp on October 6, 2006. NewMil brings $506 million in loans and $614 million in deposits to Webster. “We are pleased to have successfully completed this transaction, which significantly bolsters our western Connecticut franchise,” stated Mr. Smith. “We welcome our new colleagues to Webster and thank them for their partnership and specifically for their capable assistance during the integration.”
Balance Sheet Trends
Total assets were $18.1 billion at September 30, 2006 compared with $17.8 billion at September 30, 2005. Total loans were $13.0 billion and increased $0.8 billion, or 7 percent, from a year ago while securities totaled $3.3 billion and declined by $0.5 billion, or 13 percent. Deposits were $12.3 billion and increased $0.6 billion, or 6 percent, with contributions from de novo branching and growth in health savings account deposits at HSA Bank.
Demand and NOW deposits combined declined by 1 percent compared to a year ago while certificates of deposit balances grew by 11 percent as customer preference continued for this higher yielding product category. The $0.5 billion reduction in securities compared to a year ago funded $0.2 billion of loan growth in excess of deposit growth and contributed to a $0.4 billion reduction in wholesale borrowings over the past year. As a result, wholesale borrowings declined to 22 percent of total assets at September 30 compared to 25 percent a year ago.
“The portfolio rebalancing actions we are undertaking will result in a stronger balance sheet and an improved interest rate risk position,” stated Webster Chief Financial Officer Jerry Plush. “We will now have a higher yielding securities portfolio, a significantly reduced level of high-cost, short-term borrowings and an improved tangible capital ratio. We are focused on improving our performance against key peer group metrics and believe this is a significant step toward achieving this goal.”

Book value per common share of $32.07 at September 30, 2006 increased from $30.41 a year ago. Tangible book value per share of $19.16 at September 30 increased from $17.71 last year. The ratio of tangible equity to tangible assets increased to 5.68 percent at September 30 compared to 5.45 percent a year ago. Return on average tangible equity was 16.6 percent in the third quarter apart from the securities portfolio repositioning charge compared to 19.6 percent a year ago while the cash return on average tangible equity was 17.9 percent and 21.6 percent in the respective periods.
Asset Quality
Nonperforming assets totaled $61.4 million, or 0.34 percent of total assets, at September 30, 2006 compared to $61.8 million, or 0.34 percent, at June 30 and $58.1 million, or 0.33 percent, a year ago.
The allowance for credit losses, which consists of the allowance for loan losses and the reserve for unfunded commitments, was $156.3 million, or 1.20 percent of total loans, at September 30 compared to $155.1 million, or 1.27 percent, a year ago. The ratio of the allowance to nonperforming loans was 264 percent at September 30 compared to 275 percent a year ago.
***
Webster Financial Corporation is the holding company for Webster Bank, National Association and Webster Insurance. With $18.1 billion in assets, Webster provides business and consumer banking, mortgage, insurance, financial planning, trust and investment services through 175 banking offices, 328 ATMs, telephone banking and the Internet. Webster Bank owns the asset-based lending firm Webster Business Credit Corporation, the insurance premium finance company Budget Installment Corp., Center Capital Corporation, an equipment finance company headquartered in Farmington, Connecticut and provides health savings account trustee and administrative services through HSA Bank, a division of Webster Bank.
For more information about Webster, including past press releases and the latest Annual Report, visit the Webster website at www.websteronline.com.
***

Conference Call
A conference call covering Webster’s 2006 third quarter earnings announcement will be held today, Tuesday, October 17, at 11:00 a.m. Eastern Time and may be heard through Webster’s investor relations website at www.wbst.com, or in listen-only mode by calling 1-877-407-8293 or 201-689-8349 internationally. The call will be archived on the website and available for future retrieval.
Forward-looking Statements
Statements in this press release regarding Webster Financial Corporation’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statement, see “Forward Looking Statements” in Webster’s Annual Report for 2005. Except as required by law, Webster does not undertake to update any such forward looking information.
Non-GAAP Financial Measures
In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures. We believe that providing certain non-GAAP financial measures, such net income before giving effect to the sale of securities from a repositioning of the balance sheet, provides investors with information useful in understanding our financial performance, our performance trends and financial position. A reconciliation of net income and other performance ratios before the sale of those securities to net income is included in the accompanying financial tables, elsewhere in this report. We also provide a reconciliation of cash basis net income to net income in those accompanying financial tables.
We believe that providing certain non-GAAP financial measures provides investors with information useful in understanding our financial performance, our performance trends and financial position. Specifically, we provide measures based on what we believe are our operating earnings on a consistent basis excluding non-cash items which affect the GAAP reporting of results of operations. Additionally, this quarter we show net income excluding the effect of the determination to sell our available for sale securities portfolio because we believe these items are not reflective of on-going operations. We utilize these measures for internal planning and forecasting purposes. We, as well as securities analysts, investors and other interested parties, also use these measures to compare peer company operating performance. We believe that our presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting our business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

WEBSTER FINANCIAL CORPORATION

Selected Financial Highlights (unaudited)

	At or for the Three		At or for the Nine
	Months Ended September 30,		Months Ended September 30,
(In thousands, except per share data)	2006	2005	2006	2005

Net income and performance ratios before loss on write-down of AFS securities to fair value (annualized):

Net income	$8,997	$46,602	$95,992	$140,355
Recognition of loss on AFS securities, net of tax	31,768	—	31,768	—

Net income before recognition of loss on AFS securities	40,765	46,602	127,760	140,355

Net income per diluted common share	0.77	0.86	2.40	2.59
Return on average shareholders’ equity	9.80%	11.39%	10.23%	11.69%
Return on average tangible equity	16.55	19.59	17.27	20.34
Return on average assets	0.91	1.06	0.95	1.08
Noninterest income as a percentage of total revenue	31.28	30.16	30.69	29.56
Efficiency ratio (a,e)	65.03	61.93	64.37	61.09

Net income and performance ratios (annualized):

Net income	$8,997	$46,602	$95,992	$140,355
Net income per diluted common share	0.17	0.86	1.80	2.59
Return on average shareholders’ equity	2.16%	11.39%	7.69%	11.69%
Return on average tangible equity	3.65	19.59	12.98	20.34
Return on average assets	0.20	1.06	0.72	1.08
Noninterest income as a percentage of total revenue	5.30	30.16	23.89	29.56
Efficiency ratio (a,d)	89.61	61.93	70.68	61.09

Cash income and performance ratios before loss on write-down of AFS securities to fair value (annualized) (b):

Net income before recognition of loss on AFS securities	$40,765	$46,602	$127,760	$140,355
Stock-based compensation, net of tax	1,330	1,470	4,125	4,493
Intangible amortization, net of tax	2,001	3,251	7,150	9,693

Cash income	44,096	51,323	139,035	154,541

Cash income per diluted common share	0.83	0.95	2.61	2.85
Cash return on average shareholders’ equity	10.61%	12.55%	11.13%	12.87%
Cash return on average tangible equity	17.91	21.57	18.80	22.39
Cash return on average assets	0.98	1.16	1.04	1.19

Cash income and performance ratios (annualized) (b):

Net income	$8,997	$46,602	$95,992	$140,355
Stock-based compensation, net of tax	1,330	1,470	4,125	4,493
Intangible amortization, net of tax	2,001	3,251	7,150	9,693

Cash income	12,328	51,323	107,267	154,541

Cash income per diluted common share	0.23	0.95	2.01	2.85
Cash return on average shareholders’ equity	2.96%	12.55%	8.59%	12.87%
Cash return on average tangible equity	5.01	21.57	14.50	22.39
Cash return on average assets	0.27	1.16	0.80	1.19

Asset quality:

Allowance for credit losses	$156,331	$155,052	$156,331	$155,052
Nonperforming assets	61,416	58,132	61,416	58,132
Allowance for credit losses / total loans	1.20%	1.27%	1.20%	1.27%
Net charge-offs (recoveries) / average loans (annualized)	0.10	0.06	0.08	0.03
Nonperforming loans / total loans	0.45	0.46	0.45	0.46
Nonperforming assets / total assets	0.34	0.33	0.34	0.33
Allowance for credit losses / nonperforming loans	264.47	275.33	264.47	275.33

WEBSTER FINANCIAL CORPORATION

Selected Financial Highlights (unaudited)

	At or for the Three		At or for the Nine
	Months Ended September 30,		Months Ended September 30,
(In thousands, except per share data)	2006	2005	2006	2005

Other ratios (annualized):

Tangible capital ratio	5.68%	5.45%	5.68%	5.45%
Shareholders’ equity / total assets	9.28	9.19	9.28	9.19
Interest-rate spread	2.93	3.22	3.06	3.26
Net interest margin	3.01	3.26	3.13	3.30

Share related:

Book value per common share	$32.07	$30.41	$32.07	30.41
Tangible book value per common share	19.16	17.71	19.16	17.71
Common stock closing price	47.11	44.96	47.11	44.96
Dividends declared per common share	0.27	0.25	0.79	0.73

Common shares issued and outstanding	52,476	53,795	52,476	53,795
Basic shares (average)	52,241	53,648	52,654	53,612
Diluted shares (average)	52,871	54,310	53,276	54,269

Footnotes:

(a)	Noninterest expense as a percentage of net interest income plus noninterest income.

(b)	Cash income represents net income excluding the after tax effects of non-cash charges related to the amortization of intangible assets and stock-based compensation, which includes stock options and restricted stock.

(c)	For purposes of this computation, unrealized gains (losses) are excluded from the average balance for rate calculations.

(d)	Excluding acquisition, conversion and infrastructure costs, the efficiency ratio would have been 88.94% and 70.49% for the three and nine months ended September 30, 2006, respectively, and 60.73% and 59.85% for the three and nine months ended September 30, 2005, respectively.

(e)	Excluding acquisition, conversion and infrastructure costs, the efficiency ratio would have been 64.54% and 64.20% for the three and nine months ended September 30, 2006, respectively, and 60.73% and 59.85% for the three and nine months ended September 30, 2005, respectively.

(f)	Effective December 31, 2005, Webster transferred the portion of the allowance for loan losses related to commercial and consumer lending commitments and letters of credit to the reserve for unfunded credit commitments.

(g)	The recording of the FHLB dividend of $1.8 million, related to the second quarter of 2006, in the third quarter of 2006 increased the yield on securities by 21 basis points (bp). Excluding the recording of this dividend the yield on securities would have been 4.85 and the wholesale spread would have been (.46) in the third quarter of 2006. The recording of the FHLB dividend of $1.8 million in the second quarter of 2006 would have increased the yield by 19 bp and improved the wholesale spread from (24) bp to (5) bp.

(h)	Cost of borrowings includes long-term debt such as Trust Preferred Securities and subordinated debt.

(i)	Amounts were previously shown as a component of nonperforming loans.

Consolidated Statements of Condition (unaudited)

	September 30,	June 30,	September 30,
(In thousands)	2006	2006	2005

Assets:

Cash and due from depository institutions	$243,434	$327,622	$269,859
Short-term investments	9,562	59,666	9,224
Securities:
Trading, at fair value	2,848	2,698	1,901
Available for sale, at fair value	2,249,935	2,317,645	2,668,226
Held-to-maturity securities	1,064,188	1,088,206	1,161,507

Total securities	3,316,971	3,408,549	3,831,634

Loans held for sale	309,149	275,240	247,365

Loans:
Residential mortgages	4,845,198	4,875,134	4,812,298
Commercial	3,368,164	3,160,200	2,978,537
Commercial real estate	1,770,674	1,819,635	1,666,384
Consumer	3,037,674	2,855,558	2,740,019

Total loans	13,021,710	12,710,527	12,197,238
Allowance for loan losses	(147,446)	(147,401)	(155,052)

Loans, net	12,874,264	12,563,126	12,042,186

Accrued interest receivable	93,844	85,719	73,253
Premises and equipment, net	189,562	188,125	179,463
Goodwill and intangible assets	692,388	695,014	703,740
Cash surrender value of life insurance	245,108	242,740	235,467
Prepaid expenses and other assets	164,532	176,341	214,865

Total Assets	$18,138,814	$18,022,142	$17,807,056

Liabilities and Shareholders’ Equity:

Deposits:
Demand deposits	$1,453,317	$1,549,051	$1,431,642
NOW accounts	1,559,584	1,687,297	1,600,481
Money market deposit accounts	2,078,797	1,888,179	1,971,075
Savings accounts	1,838,494	1,954,298	2,032,927
Certificates of deposit	4,583,508	4,447,504	4,118,765
Treasury deposits	790,353	690,136	507,302

Total deposits	12,304,053	12,216,465	11,662,192

Federal Home Loan Bank advances	1,867,393	1,804,140	2,064,963
Securities sold under agreements to repurchase and other short-term debt	1,466,845	1,528,224	1,633,906
Other long-term debt	636,028	622,267	673,999
Reserve for unfunded commitments (f)	8,885	9,070	—
Accrued expenses and other liabilities	163,192	187,445	126,537

Total liabilities	16,446,396	16,367,611	16,161,597

Preferred stock of subsidiary corporation	9,577	9,577	9,577

Shareholders’ equity	1,682,841	1,644,954	1,635,882

Total Liabilities and Shareholders’ Equity	$18,138,814	$18,022,142	$17,807,056

See Selected Financial Highlights for footnotes.

Consolidated Statements of Income (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands, except per share data)	2006	2005	2006	2005

Interest income:
Loans	$215,094	$175,680	$617,765	$501,434
Securities and short-term investments	40,883	43,775	121,612	127,358
Loans held for sale	4,366	3,686	11,022	9,382

Total interest income	260,343	223,141	750,399	638,174

Interest expense:
Deposits	85,058	51,338	220,005	131,305
Borrowings	52,849	42,191	150,994	119,190

Total interest expense	137,907	93,529	370,999	250,495

Net interest income	122,436	129,612	379,400	387,679
Provision for credit losses	3,000	2,000	8,000	7,500

Net interest income after provision for credit losses	119,436	127,612	371,400	380,179

Noninterest income:
Deposit service fees	25,252	22,182	71,271	63,058
Insurance revenue	9,793	10,973	30,505	33,337
Loan and loan servicing fees	7,760	7,739	24,746	23,942
Wealth and investment services	6,738	5,554	20,022	16,977
Gain (loss) on sale of loans and loan servicing, net	(185)	3,703	5,626	9,251
Increase in cash surrender value of life insurance	2,368	2,341	7,053	6,881
Other	1,693	2,347	4,752	6,603

	53,419	54,839	163,975	160,049
Loss on write-down of AFS securities to fair value	(48,879)	—	(48,879)	—
Gain on sale of securities, net	2,307	1,141	4,021	2,607

Total noninterest income	6,847	55,980	119,117	162,656

Noninterest expenses:
Compensation and benefits	62,050	60,808	191,638	176,564
Occupancy	11,977	10,482	35,983	32,151
Furniture and equipment	13,840	13,009	41,397	35,418
Intangible amortization	3,079	5,001	11,000	14,912
Marketing	4,211	3,339	12,127	10,286
Professional services	4,302	3,626	11,310	11,368
Conversion and infrastructure costs	—	2,217	—	6,857
Acquisition costs	868	—	933	—
Other	15,523	16,450	47,951	48,655

Total noninterest expenses	115,850	114,932	352,339	336,211

Income before income taxes	10,433	68,660	138,178	206,624
Income taxes	1,436	22,058	42,186	66,269

Net income	$8,997	$46,602	$95,992	$140,355

Diluted shares (average)	52,871	54,310	53,276	54,269

Net income per common share:
Basic	$0.17	$0.87	$1.82	$2.62
Diluted	0.17	0.86	1.80	2.59
See Selected Financial Highlights for footnotes.

Consolidated Statements of Income (unaudited)

	Three Months Ended
	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,
(In thousands, except per share data)	2006	2006	2006	2005	2005

Interest income:
Loans	$215,094	$207,097	$195,574	$187,607	$175,680
Securities and short-term investments	40,883	39,134	41,595	42,503	43,775
Loans held for sale	4,366	3,317	3,339	3,563	3,686

Total interest income	260,343	249,548	240,508	233,673	223,141

Interest expense:
Deposits	85,058	72,593	62,354	57,132	51,338
Borrowings	52,849	50,150	47,995	46,879	42,191

Total interest expense	137,907	122,743	110,349	104,011	93,529

Net interest income	122,436	126,805	130,159	129,662	129,612
Provision for credit losses	3,000	3,000	2,000	2,000	2,000

Net interest income after provision for credit losses	119,436	123,805	128,159	127,662	127,612

Noninterest income:
Deposit service fees	25,252	24,150	21,869	22,909	22,182
Insurance revenue	9,793	9,988	10,724	10,678	10,973
Loan and loan servicing fees	7,760	9,162	7,824	9,290	7,739
Wealth and investment services	6,738	6,930	6,354	6,174	5,554
Gain on sale of loans and loan servicing, net	(185)	2,538	3,273	2,322	3,703
Increase in cash surrender value of life insurance	2,368	2,314	2,371	2,360	2,341
Other	1,693	1,284	1,775	3,470	2,347

	53,419	56,366	54,190	57,203	54,839
Loss on write-down of AFS securities to fair value	(48,879)	—	—	—	—
Gain on sale of securities, net	2,307	702	1,012	1,026	1,141

Total noninterest income	6,847	57,068	55,202	58,229	55,980

Noninterest expenses:
Compensation and benefits	62,050	64,585	65,003	64,905	60,808
Occupancy	11,977	11,824	12,182	11,141	10,482
Furniture and equipment	13,840	13,962	13,595	14,810	13,009
Intangible amortization	3,079	3,544	4,377	5,001	5,001
Marketing	4,211	4,292	3,624	3,981	3,339
Professional services	4,302	3,464	3,544	3,594	3,626
Conversion and infrastructure costs	—	—	—	1,281	2,217
Acquisition costs	868	65	—	—	—
Other	15,523	15,582	16,846	14,646	16,450

Total noninterest expenses	115,850	117,318	119,171	119,359	114,932

Income before income taxes	10,433	63,555	64,190	66,532	68,660
Income taxes	1,436	20,412	20,338	21,032	22,058

Net income	$8,997	$43,143	$43,852	$45,500	$46,602

Diluted shares (average)	52,871	53,252	53,703	54,129	54,310

Net income per common share:
Basic	$0.17	$0.82	$0.83	$0.85	$0.87
Diluted	0.17	0.81	0.82	0.84	0.86
See Selected Financial Highlights for footnotes.

Retail and Wholesale Interest-Rate Spreads (unaudited)

	Three Months Ended
	September	June	March	December	September
	2006	2006	2006	2005	2005

Interest-rate spread
Yield on interest-earning assets	6.31%	6.11%	5.97%	5.73%	5.55%
Cost of interest-bearing liabilities	3.38	3.05	2.78	2.55	2.33

Interest-rate spread	2.93%	3.06%	3.19%	3.18%	3.22%
Net interest margin	3.01	3.13	3.24	3.22	3.26

Retail interest-rate spread
Yield on loans and loans held for sale	6.64%	6.52%	6.32%	6.02%	5.83%
Cost of deposits	2.76	2.43	2.16	1.94	1.76

Spread	3.88%	4.09%	4.16%	4.08%	4.07%

Wholesale interest-rate spread
Yield on securities and short-term investments (g)	5.06%	4.61%	4.76%	4.75%	4.67%
Cost of borrowings (h)	5.31	4.85	4.44	4.19	3.84

Spread (g)	(0.25)%	(0.24)%	0.32%	0.56%	0.83%

Consolidated Average Statements of Condition (unaudited)

Three Months Ended September 30,	2006			2005
			Fully tax-			Fully tax-
	Average		equivalent	Average		equivalent
(Dollars in thousands)	balance	Interest	yield/rate	balance	Interest	yield/rate

Assets:
Interest-earning assets:
Loans	$12,813,385	$215,094	6.65%	$11,974,880	$175,685	5.81%
Securities	3,347,060	43,000	5.06 (c)	3,906,118	45,997	4.68 (c)
Loans held for sale	277,181	4,366	6.30	223,002	3,686	6.61
Short-term investments	18,484	190	4.02	20,044	117	2.28

Total interest-earning assets	16,456,110	262,650	6.31	16,124,044	225,485	5.55

Noninterest-earning assets	1,498,903			1,505,579

Total assets	$17,955,013			$17,629,623

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Demand deposits	$1,451,171	$—	—%	$1,477,230	$—	—%
Savings, NOW and money market deposit accounts	5,445,159	28,258	2.06	5,679,259	18,021	1.26
Time deposits	5,308,496	56,800	4.23	4,413,329	33,317	3.00

Total deposits	12,204,826	85,058	2.76	11,569,818	51,338	1.76

Federal Home Loan Bank advances	2,069,417	26,328	4.98	2,128,760	19,134	3.52
Repurchase agreements and other short-term debt	1,215,371	13,764	4.43	1,518,921	11,859	3.06
Other long-term debt	627,379	12,757	8.13	674,056	11,198	6.65

Total borrowings	3,912,167	52,849	5.31	4,321,737	42,191	3.84

Total interest-bearing liabilities	16,116,993	137,907	3.38	15,891,555	93,529	2.33

Noninterest-bearing liabilities	165,301			92,381

Total liabilities	16,282,294			15,983,936

Preferred stock of subsidiary corporation	9,577			9,577

Shareholders’ equity	1,663,142			1,636,110

Total liabilities and shareholders’ equity	$17,955,013			$17,629,623

		124,743			131,956
Less: tax-equivalent adjustment		(2,307)			(2,344)

Net interest income		$122,436			$129,612

Interest-rate spread			2.93%			3.22%

Net interest margin			3.01%			3.26%

See Selected Financial Highlights for footnotes.

Consolidated Average Statements of Condition (unaudited)

Nine Months Ended September 30,	2006				2005
			Fully tax-			Fully tax-
	Average		equivalent	Average		equivalent
(Dollars in thousands)	balance	Interest	yield/rate	balance	Interest	yield/rate

Assets:
Interest-earning assets:
Loans	$12,611,701	$617,765	6.51%	$11,796,868	$501,440	5.65%
Securities	3,490,595	127,810	4.81 (c)	3,836,811	133,373	4.61 (c)
Loans held for sale	245,559	11,022	5.98	226,468	9,382	5.52
Short-term investments	24,038	709	3.89	20,028	390	2.57

Total interest-earning assets	16,371,893	757,306	6.13	15,880,175	644,585	5.39

Noninterest-earning assets	1,502,282			1,467,085

Total assets	$17,874,175			$17,347,260

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Demand deposits	$1,453,435	$—	—%	$1,425,093	$—	—%
Savings, NOW and money market deposit accounts	5,375,789	70,555	1.75	5,678,099	47,161	1.11
Time deposits	5,122,366	149,450	3.89	4,064,228	84,144	2.77

Total deposits	11,951,590	220,005	2.46	11,167,420	131,305	1.57

Federal Home Loan Bank advances	2,235,163	76,153	4.49	2,247,887	55,881	3.28
Repurchase agreements and other short-term debt	1,244,686	38,200	4.05	1,542,111	31,274	2.67
Other long-term debt	632,257	36,641	7.73	676,426	32,035	6.31

Total borrowings	4,112,106	150,994	4.86	4,466,424	119,190	3.53

Total interest-bearing liabilities	16,063,696	370,999	3.07	15,633,844	250,495	2.13

Noninterest-bearing liabilities	135,496			102,981

Total liabilities	16,199,192			15,736,825

Preferred stock of subsidiary corporation	9,577			9,577

Shareholders’ equity	1,665,406			1,600,858

Total liabilities and shareholders’ equity	$17,874,175			$17,347,260

		386,307			394,090
Less: tax-equivalent adjustment		(6,907)			(6,411)

Net interest income		$379,400			$387,679

Interest-rate spread			3.06%			3.26%

Net interest margin			3.13%			3.30%

See Selected Financial Highlights for footnotes.

	At or for the Three Months Ended
(Unaudited)	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,
(Dollars in thousands)	2006	2006	2006	2005	2005

Asset Quality
Nonperforming loans:
Commercial:
Commercial	$29,321	$22,930	$19,719	$26,002	$25,321
Equipment financing	2,450	2,693	2,864	3,065	3,209

Total commercial	31,771	25,623	22,583	29,067	28,530
Commercial real estate	16,811	23,291	24,012	22,678	19,650
Residential	7,032	7,218	8,891	6,979	6,436
Consumer	3,496	3,065	2,875	1,829	1,699

Total nonperforming loans	59,110	59,197	58,361	60,553	56,315

Loans held for sale	—	—	—	—	181
Other real estate owned and repossessed assets:
Commercial	1,573	2,254	1,712	5,126	1,408
Residential	607	316	456	232	218
Consumer	126	10	361	427	10

Total other real estate owned and repossessed assets	2,306	2,580	2,529	5,785	1,636

Total nonperforming assets	$61,416	$61,777	$60,890	$66,338	$58,132

Accruing loans 90 or more days past due (i)	$4,609	2,542	1,002	6,676	2,223

Allowance for Credit Losses
Beginning balance	$156,471	$155,957	$155,632	$155,052	$154,822
Provision	3,000	3,000	2,000	2,000	2,000
Charge-offs:
Commercial	3,369	2,775	1,629	3,272	2,204
Residential	46	65	75	110	378
Consumer	265	239	362	153	137

Total charge-offs	3,680	3,079	2,066	3,535	2,719
Recoveries	(540)	(593)	(391)	(2,115)	(949)

Net loan charge-offs (recoveries)	3,140	2,486	1,675	1,420	1,770

Ending balance	$156,331	$156,471	$155,957	$155,632	$155,052

Components: (e)
Allowance for loan losses	$147,446	$147,401	$146,383	$146,486	$155,052
Reserve for unfunded credit commitments	8,885	9,070	9,574	9,146	—

Allowance for credit losses	$156,331	$156,471	$155,957	$155,632	$155,052

Asset Quality Ratios:
Allowance for loan losses / total loans	1.13%	1.16%	1.16%	1.19%	1.27%
Allowance for credit losses / total loans	1.20	1.23	1.24	1.27	1.27
Net charge-offs (recoveries)/ average loans (annualized)	0.10	0.08	0.05	0.05	0.06
Nonperforming loans / total loans	0.45	0.47	0.46	0.49	0.46
Nonperforming assets / total assets	0.34	0.34	0.34	0.37	0.33
Allowance for credit losses / nonperforming loans	264.47	264.32	267.23	257.02	275.33
See Selected Financial Highlights for footnotes.